Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock 2022 Global Income Opportunity Trust (BGIO) BlackRock Funds, BlackRock Global Long/Short Credit Fund(BR-
GC)
BlackRock Credit Strategies Income - Investment Grade (BR-
MSBIG)
Strategic Income Opportunities Fund(BR-SIP)
BlackRock Strategic Global Bond Fund, Inc.( BR-WI)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)
JNL/BlackRock Global Long Short Credit Fund(SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
07-24-2017

Security Type:
BND/CORP


Issuer
Cox Communications, Inc. (2047)

Selling
Underwriter
RBC Capital Markets, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other

List of
Underwriter(s)

J.P. Morgan Securities LLC, RBC Capital
Markets, LLC, Wells Fargo Securities, LLC,
Barclays Capital Inc., Citigroup Global
Markets Inc., Deutsche Bank Securities Inc.,
Mizuho Securities USA LLC, MUFG Securities
Americas Inc., SunTrust Robinson Humphrey,
Inc., Fifth Third Securities, Inc., Goldman
Sachs & Co. LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated., Morgan Stanley
& Co. LLC, PNC Capital Markets LLC, SMBC
Nikko Securities America, Inc., BNY Mellon
Capital Markets, LLC, RBS Securities Inc.
(marketing name NatWest Markets, Scotia
Capital (USA) Inc., U.S. Bancorp Investments,
Inc.


Transaction Details

Date of Purchase
07-24-2017


Purchase
Price/Share
(per share / %
of par)
$ 99.386

Total
Commission,
Spread or
Profit
0.875%


1.	Aggregate Principal Amount Purchased
(a+b)
$ 20,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 6,886,000

b. Other BlackRock Clients
$13,114,000

2.	Aggregate Principal Amount of Offering

$600,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0333


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Arushi Bhasin
Date: 08-01-2017
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 08-01-2017
Global Syndicate Team Member